For Further Information: R. Troy Dewar, CFA Director, Investor Relations (203)740-5610 tdewar@photronics.com

Photronics Reports First Quarter Fiscal 2016 Results

●	Record first-quarter sales of $130.0 million, up 5% compared with last year and the seventh consecutive quarter of year-over-year revenue growth
●	Net income of $21.0 million ($0.28 per diluted share) includes a non-recurring net gain of $8.8 million ($0.11 per diluted share)
●	FPD sales increased 37% year-over-year, with high-end FPD sales up 56%
●	EBITDA of $49.7 million, up 46% from the first quarter of 2015
●	Net cash of $101 million, up $28 million sequentially, providing financial strength and flexibility to fund growth
●	Second quarter 2016 guidance: sales between $120 and $130 million; diluted EPS between $0.08 and $0.16

BROOKFIELD, Connecticut – February 24, 2016 — Photronics, Inc. (NASDAQ:PLAB), a worldwide leader in supplying innovative imaging technology solutions for the global electronics industry, today reported financial results for fiscal 2016 first quarter ended January 31, 2016.

First quarter sales were $130.0 million, up 5% compared with last year, and down 8% sequentially. Sales of IC photomasks were $99.8 million, down 2% from the same period last year and 11% from last quarter, while sales of flat panel display (FPD) photomasks were $30.2 million, up 37% compared with last year and flat sequentially. GAAP net income attributable to Photronics, Inc. shareholders was $21.0 million, or $0.28 per diluted share, including a non-recurring net gain of $8.8 million ($0.11 per diluted share) on the sale of investment in a foreign entity, compared with $3.8 million, or $0.06 per diluted share, for the first quarter of 2015. Excluding the gain, non-GAAP net income attributable to Photronics, Inc. shareholders was $12.2 million, or $0.17 per diluted share, compared with $4.7 million, or $0.07 per diluted share, for the first quarter of 2015, excluding net financing expenses.

"Despite a challenging macroeconomic environment, we executed well and were able to achieve record first-quarter sales," stated Peter Kirlin, chief executive officer. "Continuing the trend from 2015, demand for high-end memory and FPD masks was strong. Demand for high-end logic masks, which can be uneven when transitioning to new nodes, was soft due to slower product launches from Asian foundries. Mainstream IC was down globally due to Asian foundry softness and a greater-than-normal seasonal downturn in the US and Europe. These factors contributed to net income well above last year’s results but off from the record-setting fourth quarter. We also built upon our already solid cash balance, lifting our net cash position to $101 million. All said, I believe our results were very good given the environment we faced, and I’m still very confident in our long-term ability to achieve profitable growth."

Second Quarter 2016 Guidance

Kirlin continued, “Looking into the second quarter, we expect continued strong demand from high-end memory and FPD. We anticipate continued softness in high-end logic due to low demand from Asian foundries, as well as potential headwinds in Asia due to the Chinese New Year.” For the second quarter of 2016, Photronics expects revenues to be between $120 million and $130 million and net income attributable to Photronics, Inc. shareholders to be between $0.08 and $0.16 per diluted share.

Non-GAAP Financial Measures

Non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share are "non-GAAP financial measures," as such term is defined by the Securities and Exchange Commission, and may differ from non-GAAP financial measures used by other companies. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP. Photronics, Inc. believes that non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share that exclude certain non-cash or non-recurring income or expense items are useful for analysts and investors to evaluate Photronics, Inc.'s future on-going performance because they enable a more meaningful comparison of Photronics, Inc.'s projected earnings and performance with its historical results of prior periods. These non-GAAP metrics, in particular non-GAAP net income attributable to Photronics, Inc. shareholders and non-GAAP earnings per share, are not intended to represent funds available for Photronics, Inc.'s discretionary use and are not intended to represent, or be used as a substitute for, operating income, net income or cash flows from operations data as measured under GAAP. The items excluded from these non-GAAP metrics, but included in the calculation of their closest GAAP equivalent, are significant components of the consolidated statements of operations and must be considered in performing a comprehensive assessment of overall financial performance. Non-GAAP financial information is adjusted for the following items:

●	Non-recurring net gain on sale of investment in fiscal 2016
●	Financing expenses in fiscal 2015 related to the exchange of convertible senior notes

The presentation of this financial information should not be considered in isolation or as a substitute for the financial information prepared and presented in accordance with accounting principles generally accepted in the United States. The attached financial supplement reconciles non-GAAP financial information with Photronics, Inc.'s financial results under GAAP.

Conference Call

A conference call with investors and the media to discuss these results is scheduled for 8:30 a.m. Eastern Time on Wednesday, February 24, 2016. The call can be accessed by logging onto Photronics' web site at www.photronics.com. The live dial-in number is (877) 377-7095, or (408) 774-4601 outside of the United States and Canada. The call will be archived on Photronics’ web site for instant replay access.

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About Photronics

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors and flat panel displays, photomasks are used to transfer circuit patterns onto semiconductor wafers and flat panel substrates during the fabrication of integrated circuits, a variety of flat panel displays and, to a lesser extent, other types of electrical and optical components. They are produced in accordance with product designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements made by or on behalf of Photronics, Inc. and its subsidiaries (the Company). The forward-looking statements contained in this press release and other parts of Photronics’ web site involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices, and other factors. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental, and technological factors as well as decisions we may make in the future regarding our business, capital structure and other matters. These forward-looking statements generally can be identified by phrases such as “believes”, “expects”, “anticipates”, “plans”, “projects”, and similar expressions. Accordingly, there is no assurance that the Company’s expectations will be realized. For a fuller discussion of the factors that may affect the Company's operations, see "Forward Looking Statements" in the Company's Quarterly and Annual Reports to the Securities and Exchange Commission on Forms 10-Q and 10-K. The Company assumes no obligation to provide revisions to any forward-looking statements.